Exhibit 99.2

Complete Solar 3Q 2024 Business Update Presentation

November 13, 2024

Participants

T.J. Rodgers, CEO

Dan Foley, CFO

Dan Myers, EVP New Homes

Sioban Hickie, Head of IR

Presentation

T.J. Rodgers

Hello. My name is T.J. Rodgers. You are at the Complete Solar earnings release call. Normally I insist on having an in-house Board meeting…so I was in Salt Lake a couple of days ago. Orem is actually where our headquarters is now. And couple of days ago I got sick, and I tried to fly home. My airplane has a bad valve in it, - so I’m home sick with no airplane. So, Dan and I are going to handle this call.

We’ve got a good report, but in the future, you should expect to see a Boardroom with me and the VPs in it ready to answer your questions. Today we’ll handle it with just two of us.

Okay. Presentation. This is our third quarter report. Q3 24 and Q4 24 forecasts are as follows. And this is for the old Complete Solar, - and then there’ll be a new section on the combined company. We’ve been merged for weeks, actually more than a month. We’re looking forward, and this is the last official report of old Complete Solar

We’ve done the acquisition of SunPower’s assets. We’ve taken three divisions New Homes, Blue Raven and Dealers; I’ll talk more about that later. And won a court battle for rights to the SunPower brand. The Chinese tried to take it away from us. We won that one.

We’ve also got…here’s the SunPower brand. We’ve taken…. Our company has only 65 people in it now, and we’ve just hired 1204 SunPower employees. So, it is…it’s not a technical way of saying it, but it’s like a reverse merger where the minnow swallows the whale. And we hired the people we wanted - with interviews. And then the new company goes away and the old SunPower takes care of its business without us.

We raised $80 million dollars last quarter through convertible debt offerings to get the $45 million dollars that we paid for SunPower. That was a stalking horse bid in SunPower’s Chapter 11 bankruptcy. And we’ve got all of that in the bank, except for the last $14 million that is coming in from Chinese investors, - it will be here in early December, so, we’ve got 80 million bucks to keep the company running.

So, here we have the official reports. They have got GAAP and non-GAAP for old Complete Solar. So, in the small company we were $5.5 million in revenue. We were having a hard time turning back on, but we’re now in a company that’s much bigger than that, so this is not really that relevant.

We raised…there were write offs that led to a lousy gross margin. And we raised $79 million dollars to affect the acquisition.

This is the slide on our website. This is the slide I showed investors…it is Complete Solaria. We went into a period of decline when private equity cut off our funding and we literally couldn’t buy panels to put on roofs. And this is their last quarter, and we didn’t really…we were focusing on other things, - but we didn’t really grow from it. And I showed investors this number and said this number is possible. And today I’m going to report on the number and what it looks like.

The first five quarter plan is done. It’s been through five revisions, and it’s what I said, - it needed $80 million funding, and it promised a hundred million. And we’ll update you on that today.

It also said that we had a startup mentality where we took the revenue we could get and then we bought the company from it. So, when we bought the company, we used the old SunPower’s 2,800 people as the hiring pool. There were many of them that worked on jobs that we weren’t going to carry forward. And then in other cases…given it was a bigger company; we had a really high-quality pool to choose from, and we interviewed everybody, and we got the best ones we could, with a minimum of three interviews for each person.

We then constructed our company to have minimal losses, with operating income in the first quarter of this plan, followed by profitability in mid ’25, - so relatively low losses on the new company. And I’ll report on that today.

We then reorganized the company along the lines of a startup. That is, you got a $100 million dollars in revenue. Everybody was saying, ‘Well, SunPower needs $700 million to get that done’. The investors in Texas, well actually it was BAML was saying, ‘No way, no more money. - We’ve had it.’

So we were wondering what to do and I went through a series of planning steps. One was, we’re not going to fund our customers anymore. There are professional funding companies. We will use them.

There are sophisticated companies that are better than our engineers in the back room at doing financing. And of the $750 million that SunPower was asking for to remain viable, $500 was that..$550 - and then they had $200 for operating. That was too much too. They couldn’t pay it. So that caused their Chapter 11 bankruptcy.

My idea was… The interesting thing is if you go in this direction, in jogging distance - I can get to Sandhill Road. And I said, we’ll do a startup. You got a name called SunPower, you got $100 million bucks in revenue. I said I will not need to jog more than two buildings down Sandhill Road before I found the funding I needed. We’re a start-up like that. It’s a great deal.

So that was the deal. We’re going to do a startup. We’re going to take the revenue we can get and we’re going to build the company around it. And that was a very difficult task. We had SunPower, we had a company called Blue Raven, which SunPower owned but had never integrated. Blue Raven was in Orem, Utah, which is south of Salt Lake. It is…if you wanted to be just west of the Salt Lake complex of solar companies, you’d pick Orem. And so, that company has a totally different culture.

Then we got SunPower, totally different. But they’ve gone to scale, so they knew a lot about how to scale up a company that we didn’t know.

And then you’ve got Complete Solaria, which was the dealer company. We bought orders from the dealer network and then installed them and tried to make money. And that’s what Complete Solaria did.

I actually invested in a panel company that would compete with SunPower. I thought SunPower, the old SunPower is getting fat, and we could take a bunch of business. And so at Solaria we made world class all black panels. And that company I was with for a year and a half. We merged with Complete Solar, which was a sales and installation company. And that company was called Complete Solaria when the two joined. - Unfortunately, in the second quarter of last year, the Chinese came out with all black 400-watt panels. They were right there with us. And their prices were…the prices were below our cost. So that was the end of that one. So Complete Solaria had money, didn’t make panels anymore, and we went forward with SunPower and Blue Raven to form a new company, - and we’re in the process of doing that.

The picture of the company is here. So, we’ve got nine directors. We’ve got world class directors because they’re presidents of companies that had been associated in one way or the other - and they have stayed with us. I wasn’t the president. I came in to be president. I’m 76. I’ve done this before. And we’re in the process of looking for a president. But until this this thing goes to college and is safe, I’ll be around as CEO.

This is our organization. The reason that org chart looks simple is because…it’s taken a lot of work. Important work. And people are in totally different places than they were before. And this chart is the right way to go. It’s a Silicon Valley style org chart.

So, we have Blue Raven and they’re staying as a separate division. And let me..Okay, I want to show you Blue Raven. Blue Raven - they do sales direct to customers. So, they have over a thousand people in their sales force, direct and indirect. And they do all the work. They start with appointments, and then the ’setters they are called – sets an appointment. Then the ‘closer’ as they are called…that’s the one that makes all the money... The closer goes in and gets the order, and then Blue Raven executes with his own people to install it.

So, they are a vertically oriented company and they’re good at every step they do. In particular, they’re extremely good at manufacturing. And they’re going to do manufacturing for the company going forward. We’re going to collapse the manufacturing organizations in the other two parts of the company, into Blue Raven. They’re in Orem. They’re in a low-cost building. They’re all in one building. They’ve got a lot of company spirit, and they can do this job.

New Homes is a part of an old part of SunPower. It sounds like... What’s the difference between putting solar on somebody’s house and putting solar in a new house in a development? Well, the answer is totally different.

In this case, your customer is a corporation that’s building 300 houses in, you know, Springdale, Nevada. And you’ve got to go in several times, - to rough in the conduits in the wall, and then you go install solar on their brand new roof, and then you get paid when somebody buys it, - and they make it part of their mortgage where they have their own financing, not you. So the cost of selling is much lower because you sell to one entity, this corporation. The customer is much more demanding because you got a customer who’s got economic clout on you and the profits are better. They’re not exceptional, but they’re better. And right now, among these three divisions, that’s the only one making money. Blue Raven is not.

And then we’ve got Dealers. And this is a group, and this includes the old company that you’ve worked with, where you go to dealer, and you buy a job. So that dealer has got a contract that the person signed, which doesn’t mean a lot. It means you have a 70% chance of actually doing solar, not 100% chance even with the signed contract. - So you get to the dealer and you buy a job, a contract, and a typical system will be 40,000 watts.

So I can do the math in my head and with a typical system you will pay 28 to 32% of the retail value of the system…that is 30% of $40,000 bucks, which is $12 grand. So, the guy who sells it gets $12 grand out of the $40, and there’s $28 left. And you got to do everything, make money and support it on that $28. And that’s the dealer’s job, and we have two in the model. SunPower had a division that did it that way, and that was the way Complete Solar did it.

So, these are our three divisions. If you look…Now, I want to show you those. So those are three divisions. I just talked about SunPower and Complete Solar’s 137 people. - So their division was bigger than ours. We had 65 people, and we roughly doubled the head count to do dealers. And they’re in Texas and the Philippines and they’re different animals then the other guys. You can see 233 is new homes, they are in Utah and in the Philippines.

SunPower had a superior Filipino organization. I’m very used to that. - At Cypress, we did assembly and test there, with 1000 people. At SunPower we built our manufacturing plants that actually made wafers for solar cells in the Philippines and automated equipment. So, I have had nothing but good experience with the Philippines and SunPower had a great organization.

A little bit more. These guys are about the same size and then...excuse me, - these guys - are about the same size, and then we have Blue Raven. These are the guys that do the dealer task and keep the money and then do the installation and then do the maintenance after that. And you can see you more than double, almost triple your head count by having that full sales organization. But given that you’re paying $12,000 for an order, you can double headcount and that that’s their model.

Right now, I can’t tell you for a fact which of these three models is going to work. I know all three of them can work, and I know to get our revenue - that we’re going to work on...and we also have assets among them that we can deploy back and forth. They can help each other.

That hadn’t been the case. Blue Raven had been a startup. They are alone, pretty much, in Utah, - and there wasn’t any integration between SunPower and Blue Raven. So I’m doing that now and it’s…sometimes it’s not fun. They have their own culture, and they don’t like being put upon. But I’m trying to convince them. I think I’m making ground. To make our company work. We’ve got to integrate.

Okay, so if you look it is 995 people. I look at revenue per employee and I look at the profitability of each of the groups. Right now, making good money and losing a little bit of money - for both of these guys. That’s a thousand people and that’s the company.

And here we have executive vice presidents and they’re running independent businesses. I don’t like to integrate them, give them orders or tell them what to do. None of that.

So that’s the business. Then we’ve got other staff: CFO; business development; operations and maintenance - taking care of stuff; Chief administrative officer - running legal, HR and quality; and then an IT guy who’s on the executive staff. But these are service functions here and there’s 209 of us, including me and we keep the other 995 running right. That’s our job.

And right now, there’s some friction because all of our groups aren’t doing as well at serving the other groups as we would like. But that’s about a quarter worth of getting things running right.

So that’s the organization, you can see the reason for it. Legal we dropped from 39 to 7 people. The head lawyer at SunPower wrote me a memo and said, “I can run legal with seven people and you won’t be using outside lawyers too much.” I called her up and talked a little bit and she got an offer letter the next day and so did her people. And HR, same story. Quality, same story. - IT was the biggest story, - where the three companies had three different, very expensive, IT systems. One included both Oracle and Salesforce in one company…that was this guy, right here.

And it turns out Blue Raven had special software, just made for solar. Really good. It’s called Albatross. And we’re going to use that for everybody and I’m going to get rid of the software expenses in the other two. Another example of synergy.

By the way, in my prior life at Cypress, we acquired 16 companies…excuse me, 26 companies in 34 years. I actually have a Spec for doing this…

So then we have a matrix organization. Sometimes we embed people, so you’ll have your lawyer and rep there. Sometimes we just do service. So, this organization can get profitable, and it is built to support $100 million bucks a quarter in revenue.

Okay, so I already explained that.

This is the Q3 results. There are no official results for Q3 because our merger closed on September 30th. So, all I did here was add together the results from the two companies. I did it myself. The auditors didn’t do it. And I’m showing it to investors to give you a feeling for what our deployment looks like.

So Complete Solar, my old company, merged into Dealer from the old SunPower Company. And if you added up all the revenue from all three last quarter, it’s about $117 million bucks. So, the companies have scale and they know how to do things with scale. That’s good news. The bad news - in what would be called non-GAAP numbers, the GAAP number, includes write offs, expenses, etc.. But if you go back to what we report last quarter for the combined companies, just adding them together, I would have reported a $40 million loss. Okay, well that is catastrophic and it’s minus, you know, 35 or 30%, but there’s reasons for it.

We had all the resources of both companies, so we had over 2,000 people for the whole quarter last quarter, and we had all that software, etc. So that that number, I’ll show at the end, is going to drop and it’s going to get dramatically better going forward.

And by the way, this $20.6 million in revenue for the third quarter contains Complete Solar of $5.5 and $15 [million] from the internal group of SunPower.

I think I made every point I wanted to make. …I’ve got to get my labels off so I can read it.

So that was the combined revenue $117. Already told you this…Now, it turns out the $117 [million] was hotter than our current run rate. And that’s because SunPower had been shut down for capital and sold to Complete Solaria. Those are dying numbers. Complete Solaria reflected private equity shutting us down. So, both companies had some orders left over that they were never able to install. And when we finally got going in Q3, got some money and started working, we did $117.

So right now, that backlog of orders is gone and we’re digging out orders one at a time, or ten at a time, with our divisions - with new organization. So right now, if you look at our order generation rate, our Q4 revenue is expected to be $80 million.

So, I gave you the bias that I’m going to build $100 million a quarter company and I’m going to establish something underneath it. Right now, when I look much more carefully then I have been in the past and our order rate and our backlog that we’ve got in the fab, the number we see is $80 million for the fourth quarter. So that’s an informal expectation change for you. And obviously going downward, but $80 million is not peanuts. We are a $320 million company. We are solid and we’re well organized, and we’ve got good people.

I presented this plan in Orem… By the way, I just thought for a moment on Orem. So south of Salt Lake is cheaper than Lehigh, where we are. It is an industrial center. The industry is, I would call it white collar in terms of the buildings. And we’re in a Novell Microsoft site. There are like ten buildings. We have one building. The buildings are nice and if you refurbish them, they’re very nice and they’ve got a lot of square feet and there’s like nine buildings. So, as we expand, Orem is our headquarters. I have a board room built in Orem and actually I’d be sitting in that boardroom right now except for the stuff I said.

The operating loss is now expected to drop from $40 million, which is where Q3 would have been if you just add it together, to $2 to $11 million in Q4 ’24, due to significant headcount reductions. So that’s behind us. I’m shooting for the two and I’m still working on it, but I’m giving a wide range here. That’s what’s going to come in, in the top line. And my ability to do what I need to do will give this range for loss. We have that cash. I’ll leave it there.

So, we showed this to Orem, Utah. They have a big auditorium downstairs…another thing – the have enough square feet that they actually have a real auditorium, where you can hand an ‘all-hands’ meeting to over a thousand people.

The plan I’m showing is the rev five plan. We spent two months working on a plan. And I’m tough on plans, and I’m tough on their format and their executability, and we have a real plan, Silicon Valley style. And like I said, the way we cut headcount was not to try to layoff, which is always terrible to do, we simply hired. We called it the Noah’s Ark plan. And there are only so many tickets to get on the ark and that’s it. The ark sails, and that’s the company you’re looking at, and old SunPower is left behind.

Here’s where I said 80 million a second time. I didn’t want to kind of gloss it over, because that is down from $100 million. I wanted to tell you that. $80 million is calculated by extrapolating shipments to known customers, from orders in mid-process in our factory.

So we’re now starting to get a handle on Rev Rec [revenue recognition] and what our revenue is going to be. And it turns out the three companies all had different processes and had different rev rec points, and we’ve consolidated that and we’re now able to start counting better.

On the mitigation side, - and this is the end of my formal statement, we had opex in Q3’24, everybody from both companies and we spent $43.5 million in opex. SunPower was overstaffed beyond belief. Blue Raven is Chubby and Complete Solaria is very lean, because I leaned them up before we went together. Our opex is going to go $17 million in the next quarter, from $43 to $17, and those actions have already been taken. And they’re not things we’re about to do, they are things that are done. That is - we’ll start with a lower number, and that number will get better with each successive quarter. So, we have already spearheaded this and we’re working on profitability. Now our target is higher. We have to work on achieving profitability from the gross margin of $80 million, as opposed to the gross margin of $100 million. And that’s a doable thing, and I’m working on that right now.

All right. So, we’ve got forward-looking statements. We’ve got a reconciliation.

Before I go to the questions, I just want to show you a couple pictures about SunPower. That’s Silicon Valley. That’s San Francisco Bay. My fellow classmate from the Stanford PhD program, - that’s Dick Swanson. He started SunPower in 1985.

I just put a brand-new roof of British Petroleum panels on Cypress…and these are half panels I’m showing here. And they were 75 watts each. SunPower had smaller panels, 95 watts, all black, pretty. And that the cell inside of that is what Dick Swanson invented. It’s called the A300, and I worked with his people.

We owned SunPower at one point at Cypress for a bunch of years. And I worked with Dick and his people to learn how to make silicon and really make that thing work right. SunPower was a bigger company than installer companies are today. These are SunPower cells, 20% cells - back in 1999, 20 years before the Chinese had them…and they worked with a company to make an airplane that was solar powered. That is, it took off under its own power with solar energy, and then flew to an altitude of 96,000 feet.

Not bad. By the way, just so you understand an F-15 Eagle, a hot airplane that can fly vertical, - the service ceiling on that airplane is 72,000 feet. The air is so thin up there, they have to have these propellers that look like windmills.

I made this point to the people of Blue because they considered SunPower to be, you know, the oppressor from Silicon Valley, - and I was the latest alien. And I pointed out that they were working with a company that had a really storied history, and they needed to work better together.

Now there is a sailor crash and that airplane actually got caught up. They made a flight when the wind was marginal to fly, and they made a decision to fly - that didn’t work out. And I used that as an icon for the solar crash, which is happening. When solar crashed, at SunPower, that’s when they announced Chapter 11. They were hoping that Chapter 11 wasn’t real. Here’s the last heartbeat, and that’s it.

And their stock is now worth $0.0003 cents per share. It’s over. And I pointed out to our folks, this could happen to you. And not only did the stock get wiped out, but they’ve been delisted. When [ticker] SPWR, without the Q, becomes available – we are first in line…We’ll see.

I made this point last week about solar’s closures and bankruptcies. This is the list that is alphabetized. And there is SunPower there… But I pointed out to them that this is a great time to invest in solar because right now there’s a market where you go out and you say, “Would you guys like a job? We’ll give you stock options, Silicon Valley style.” And you can get people, and you can get companies, and you therefore can get inorganic growth. And that is our plan. When we get our act together, that’s going to take a couple quarters, we can acquire solar companies for very low prices to grow more rapidly.

The other thing SunPower brings that people don’t appreciate enough is its name. This is a report called Energy Sage. They are actually a construction organizing firm that quotes solar. So, their data is exactly where solar is. This is their last report that came out in October. And I’ll show just one slide from this report. This is the difference in price per watt of those kinds of solar.

And it shows, for example, the new Tesla battery, which is wonderful - and an REC panel, which is wonderful. These guys are both trying to take market share and that’s a zero-reference point. If you use the same battery and Qcells…Qcells likes a little bit higher price, they charge more.

And you go on and here’s 51% premium. So let’s say these guys right here, and these are important people, they kind of set the market. These guys are trying to gain share. There’s one data point that is 20 percentage points above that. And you say, ‘Well, ghee, do they use that Tesla battery or an Enphase battery, - or inverter?’ …The Tesla battery has inverters in it, so it is both a battery and an inverter. And then, go ‘No, they use SunPower inverters.’ Well, that’s the SunPower name. If you look under the hood, that’s an Enphase inverter. And these are WAAREE panels, which are not so hot panels from India, and yet because of that name right there, they are 20 percentage points more.

So my hope is we get this thing to break even very quickly. And then by that I mean a few quarters, maximum, and not lose a lot of money on the way there. And those, right there, we won this name in court, for the U.S., and we’ll become the new SunPower.

And one thing we don’t have, is we’re just an installation company right now. But we have the technologist from SunPower, and I’m a technologist in solar. I built the fab for SunPower that made all those panels. And we’re going to get some technology going. I have four solar companies I’m working with right now in my venture portfolio, so I’m planning on having this be our upside.

And the point is, if I can only get half the premium in the future that they have historically gotten.. and this by the way - is up to last October, meaning a month ago, two months ago, - there is a way you can make premium profit.

Okay, one more thing, - sales. This is the complete solar network. California, everybody does it. The sun states and a little bit of East Coast. - This is the SunPower network also dealer. So again California and the sun states have much more concentration, plus Florida. We’re going to merge, we’ve already done it, so we’re going to have a smaller but more effective, better covering salesforce. That’s the vision one. Blue Raven, they have a different strategy. They’re going to do the states that don’t get covered. They can get more stable business. They can get a premium price. They can build their own name, which is getting well, well-known. So that’s a standalone.

And then SunPower New Homes, again is different. You see a different kind of deployment, but that’s where they’re building new home developments, 200 to 300 new homes at a pop. And that’s a standalone business. So, we will have three sales forces, doing three different things in the new company.

And therefore, we have a pretty powerful salesforce. The opportunity is good. There’s the obligatory market slide. This one comes from the government. And it says is that in the United States, only 3.7% of homes have solar. That means you’ve got an unpenetrated market with 96.3% potential. And then you ask, where can it go?

Well, the west, and this is the whole West. - So, it’s not California. California is actually higher than this. - You got 9% penetration. So, there’s 3x, just getting where the other guys already have been. And then you see the Midwest, where Blue Raven is penetrating. Northeast has got lousy utilities, like California. There they’ve already got more penetration. And after that, you’re talking about drycleaners, stores, Wal-Mart, outlets, whatever. And they will use…

The price of power is going up. Utilities are getting burdened with mandates from government and the utilities are raising power prices faster than inflation. And you’ve got to hope to beat inflation these days. And that means these guys will be shortly behind. So, if you add these numbers up, you get a market that’s $7.5 billion in 2023 with a CAGR of 14% for a long time. So, we’ve got to make it through the tough times. We’ve got to turn our company into an efficient company.

Both Blue Raven and SunPower have excellent quality. They care about their customers, so they’re not going to get kicked out… Because fraud is rampant in the solar industry, frankly. So, all we’ve got to do is hang in there. You know, in the basketball phrase, hanging around the rim, and the good thing will happen. You’ll get the ball, stuff through the hoop. So that’s our marketing plan.

And I’m done. I’m ready for questions.

Sioban Hickie

Thank you, T.J.

As a reminder, before we start, if you have a question you would like to submit to the queue, please use the box at the bottom of your screen. You may type out your question there and just hit enter and we’ll see it come across.

Our first question today comes from Derek Soderberg from Cantor Fitzgerald. It’s a two-part question:

SunPower had a backlog in February of this year of 37,000 new homes and 15,000 retrofit homes in their backlog. Can you update us on the number of new homes and retrofit homes in the backlog currently?

T.J. Rodgers

Okay. Thanks, Derek. You got me right in the very first question.

Dan Myers on board here?

Sioban Hickie

Dan Meyers. It’s not on at this time.

T.J. Rodgers

Dan, find a microphone.

The answer is we lost some of our new homes business, and the number was on the order of 10% or 20%. And we have an account by account of that.

The reason was…two reasons. The corporations freaked out when SunPower went bankrupt. In effect, their revenue is from selling a new house to somebody. And all of a sudden, it’s an amenity, a $20,000 dollar amenity, like an in-wall vacuum cleaner, for example, - shuts you down in selling a $500,000 house. Not good. So, they shifted some business right away.

I’ve been on multiple classes with New Homes people, and they get it. I’ve had to compromise with them. The deal was, well they say, ‘We got some batteries we don’t like. You need to take care of them.’

And I go, ‘They are not my batteries. They are SunPower’s batteries.”

“SunPower is bankrupt, all of SunPower. And well, you’ve got to do it.”

I said, ‘We’re not the successor. SunPower went bankrupt. They’re four times bigger than us and their bankruptcy could have wiped us out.’

‘Well, let me try this one. If you want new business from my company, and that’s $45 million dollars a quarter and it’s good business, the most profitable business, - you will do something.’

So, I understand that logic - and I think ‘I’m going to work on that problem.’ Once I decided to work on it, we got some pretty good solutions going for the problem. I’ll give one example.

SunPower made a battery called Sunvolt. And Sunvolt is a good battery. It is safe. It has a software problem. And the software locks up, typically it takes a month, and then the battery goes into safe mode and shuts down. So, the way you fix it is you have a monitoring station, you monitor all your batteries and all your panels all the time. SunPower did that. Real companies do that. And then you are testing the battery and the battery says, I’m locked up. So through the internet, you just press the reset button, well there’s a little protocol, but it’s equivalent to pressing the reset button. The battery turns back on, runs fine.

So you got 12,500 batteries in the Web, you set up your data center and you look at everyone every day and keep everybody happy. You shouldn’t have to do that. Of course, it’s like you wouldn’t tolerate that in a car.

But what we did was, we worked with another company, and we set up a center. …And by the way, the bankruptcy guys weren’t happy with SunPower, and they came in and took over the company - and they flipped the switch on 1-800 SunPower. So, people couldn’t call in and say, I’m worried about my battery…and you weren’t monitoring the battery or the system anymore.

So, there’s a company called Hannon Armstrong House, HASI. They’re public and they are the lender for a bunch of those systems. They acquired our people who ran the monitoring system and our technology and our licenses, and they’re going to run the monitoring system. So I cut of deal with them. They wanted some names from us, and I said, “Fine, you got the names I need my other customers to get taken care of.”

And they said, “okay, we’ll do that.”

It’s a modest payment as opposed to replacing a $7,000 or $5,000 battery. It was a modest payment to keep the battery serviced and they agreed to it. And now we’re partners and now we’re going to work on other stuff.

So for those customers who have that battery in their homes, we will pay every month for them. And I agreed to pay for a year. Several agreements like that where our company agreed to pay. It’s a range depending upon parameters, but the minimum number is $10.1 million plus or minus, $1.8 in one year. And we’re going to pay that. And we’re going to demonstrate not only to our New Homes customers, but to everybody, that we’re prepared to take care of the product.

So, I told him for the first year we would pay that. It’s two bucks a month. Not that bad. So, we’re working on solutions like that, that are economically sane to bring back the luster on the old SunPower.

So a long answer to your question. We lost 20% of new homes business.

Did Dan get to a microphone yet?

Sioban Hickie

Yes, we have Dan here. I’m handing him the microphone now.

T.J. Rodgers

All right. So, Dan…and by the way, get the other products in guys there, - if we get another question like that… You want to add to what I said?

Dan Myers

I would just add that we’re seeing a lot of positive response and support from builders. We have a backlog through Q4 and 2025 of over 10,000 homes. And you know, we’ve seen some attrition from builders, but we’re rebuilding the relationships.

T.J. Rodgers

Are you next or are you sitting next to Dan Foley?

Dan Myers

I am.

T.J. Rodgers

You guys are broadcasting the wrong picture. You got my picture there. You should be broadcasting their picture.

Believe it or not, actually. Thank you…I actually have a spec. There is Dan Myers. I actually have a Spec how to run this TV show. I’m a little bit unhappy in the way this one’s being run, but that’ll get fixed. Dan Myers.

I met him. I liked him. I invited him…I was going to Oshkosh for a jazz festival, my home town. And I took him there, and wined and dined him in Oshkosh. Nice guy and recruited him. So, he came out of Blue Raven. He is one of the executives in Blue Raven that was really good. And I recruited him to stay in the company.

And then when the New Homes opened up, I asked him to take that job. He was a little bit reluctant to begin with, but now he’s getting to run his own business, and he is understanding that it is really cool. And he’s really good at it. His technical background is supply chain.

You know, that thing Joe Biden kept complaining about, which is really complex. That’s what he does. And the New Homes, business is a supply chain business.

He asked what percent of the backlog we lost because of the bankruptcy.

Dan Myers

Can you hear me T.J.?

T.J. Rodgers

Yep.

Dan Myers

Excellent. So, your estimate of 20% is where we’re at right now. We’re continually scrubbing that.

We’ve had some builders who have moved some communities away and have come back to us because they haven’t been thrilled with what they’ve seen with the competition. I expect we’re going to land a little bit higher than 20%, maybe in the 30% range, kind of our trough. And we’ll continue to rebuild that through 2025 as we regain builder’s trust and show them we can execute successfully in Q4.

T.J. Rodgers

And the builders are on our side. Somehow my phone number, my cell phone number got out. And I remember when SunPower first announced bankruptcy, I got a call from our second biggest builder, a guy with a British accent, and he kind of reams me out 10:00 at night. And then I tell him we’re going to work on it.

And we talked to him, and we talked to him again. And then we talked to him and his boss. And finally, he said, “Can you guys do anything in Washington State?” And of course we can’t. We don’t have people there, and neither does SunPower. And the Blue Raven guy says, “Sure, we got Washington State.” – And he says, “I got a deal I want to talk to you about.”

And so, their attitude is that as long as you care and are truly doing something, - we want to work with you. We don’t want our vendor base to be limited, and not you have you in it. So, we can do that.

Next question.

Sioban Hickie

The next question is for Dan Foley.

Dan, can you talk about the full diluted share count expected exiting 2024, including the expected raise from the Chinese investors? And there’s a second part to this...

Dan Foley

Yeah, inclusive of the raise that we’re going to do here from the additional funds from the Chinese investor, - fully diluted shares outstanding at the end of the quarter will be approximately 143 million.

Sioban Hickie

And the second part of that question was how much cash do you expect to have on the balance sheet exiting the year?

Dan Foley

Approximately $20 to $25 million dollars.

Sioban Hickie

Thank you.

Last question here from Derek Soderberg. T.J., you mentioned the company can break even in a few quarters. What is the revenue run rate you need to achieve that?

T.J. Rodgers

$80 million.

So it’s simple. In the last week, after we scrubbed our backlog and started looking at the validity… In the seller business is common to have a backlog and have 30% of it evaporate while it’s on the books.

A guy calls up and says, ‘Yeah, you know that solar thing, but I changed my mind.” …and that kind of stuff. - And you say you’ve signed a contract. But what does that mean? You’re going to go force the guy to put solar on his house in Denver, Colorado? Ain’t going to happen.

So, the answer is when you get $80 million, Noah’s Ark. We built the company to survive on the revenue we can make, and we will do that. So, the answer is it’s going to be a break even in time. And that will be at $80 million. And by the time we get there, in a couple of quarters, then we will have, I hope, higher revenue.

We got one weak quarter... One of the problems is we’re heading into winter. Q1 of the year is the winter quarter. You can’t get on roofs, our safety standards, and all that kind of stuff. So, we’re looking at the second quarter next year, but we’re going to cut now, again more, so we can live under that $80 million umbrella.

I want to make a comment about the 143 million shares. If you go and look at any of the stock tables right now and you divide the market cap, they report by the share price, you’ll come up with a number like 72 million shares…in that that realm. And we’ve gone to 143. Now, that includes all of our funding, some shares that haven’t been issued yet, some shares that are in a pool for employees that haven’t been given to employees yet, etc.

One of the things we’re doing is… I gave a lecture about Silicon Valley, and I was in a room with Blue Raven people, who had their company get bought by SunPower for $160 million bucks. And I said to them, “Well, how many of you made some money on the Blue Raven?” And a not a hand went up.

I said, okay. So that’s not Silicon Valley. The way Silicon Valley works is you get 20% of the stock and then if the company gets sold, or you just want to trade it because it’s the public stock, you’re going to make money. And that’s how Silicon Valley companies get the extra performance. I showed them a graph of the top ten…

What is the picture I’m looking at? Something’s going weird here.

Sioban Hickie

We still see you just fine T.J.

T.J. Rodgers

So, this guy I’m looking at isn’t being broadcast.

Sioban Hickie

No, we just see your face.

T.J. Rodgers

I didn’t ask if you could see my face. I asked if the guy I’m looking is in the broadcast or not.

Sioban Hickie

No, he’s not broadcasting.

T.J. Rodgers

All right, so that must be my machine here.

So, we have given up part of our offers where we didn’t increase money because we couldn’t afford it. So, we gave out stock and we gave out a meaningful amount of stock to every employee we hired. And that is Silicon Valley meaningful. It is non-trivial. It’s not an option that is just kind of interesting to have. And that ended up being 28 million shares.

So, of the 143 million shares, we will give out over the next five years, - the options vest over five years, 28 million shares to employees. And the idea is they do what they’ve got to do to make the company run right. And we fix our customer issues, and we move forward, and don’t gripe about the fact that the company’s been cut back, - and you make some meaningful money.

It’s this new car money, new house money, kid goes to expensive school money - kind of level for everybody. And I pointed out to them, if the Blue Raven acquisition of SunPower, if they had owned 20% in stock in their company - and look at the number of people they had at that time, every employee in that company would have gotten $64,000 worth of stock. And that’s through their highest-level employees. That’s what we’re talking about with us.

So, we would all like to thank you for your support of the employees and the Silicon Valley model in Utah. And we’re expecting to have that be a competitive weapon that we can use. So, the asterisk on that one is so don’t gripe about 143 million shares. And we’ve got money in the bank and we’re not expecting to have to raise more money right now.

Sioban Hickie

Thank you, T.J.

I did want to highlight we’re at the top of the hour, but we do have more questions.

T.J. Rodgers

Keep going. People can leave if they want.

Sioban Hickie

Ok.

We have a question about C&I, commercial and industrial. There seems to be a lot of opportunities in that segment for growth. What are your thoughts about that for complete solar?

T.J. Rodgers

We have commercial industrial now. There were opportunistic things that the companies did. For example, Starbucks decided to show green. And what they did was they put an awning, a solar awning, a big one - over the front parking area on posts. And they use a type of panel that has glass glass on glass, - so you can see right through it. You can see the cells and they are pretty. And so Starbucks got these really good, real systems. They are 50,000 watts. They are not play systems.

So, we’ve upgraded 37 Starbucks restaurants, and have already gotten into commercial industrial, and we are suited for that because - they’re a little bit more formal, they won’t pay a premium over market, but the marketplace in that area is pretty good.

So yes, we’re going to go into that but I’m not going to launch a division or anything like that. We will serve them with our current division, and we’ll take the business opportunistically. We already are.

Sioban Hickie

Thank you. We’ve actually gotten a couple of the same questions, in various forms.

Looking for your thoughts on the impact of the IRA repeal and President Trump’s impact on the industry and Complete Solar?

T.J. Rodgers

Sioban do you have your comparative stock price graphs?

Sioban Hickie

I do. I don’t know if I’ll be able to pull them up right now.

T.J. Rodgers

If you try real hard, you can. I’ll talk while you’re working on it.

The largest drop in Complete Solar price since I took over as CEO happened when Donald Trump got elected because Donald Trump grabs about solar energy and how he’s not going to support it.

Right now, I think the solar energy subsidy is safe because this is an income tax credit. So, you do it, you spend the money, you stimulate the economy, and then the next April, you can knock some money off your income taxes. I don’t think that’s going to go away. But I’m not an insider in politics and a significant number of investors felt that and it’s already in the share price.

Sioban Hickie

Thanks, T.J.

I am in the process of pulling that up. In the interim, can you speak to future cost reductions? How much more do you expect?

T.J. Rodgers

Sure. I can’t see the picture we are broadcasting anymore. Is my picture is still there? Now you know why I insist we go in the boardroom and have one guy who’s one arm’s length choking distance away from me to run these shows.

Sioban Hickie

Are you looking for your slides, T.J.?

T.J. Rodgers

I’m looking for T.J.. My question was, is my picture being broadcast?

Sioban Hickie

Yes.

T.J. Rodgers

Okay.

Then in my case, I can talk to a blank screen, no sweat.

Okay, I’m getting old. Remind me again of the question? Hello?

Sioban Hickie

Cost reduction efforts. What further cost do we anticipate going forward?

T.J. Rodgers

So, we’ve cut from 2,800 to 1,200 employees. We will lose another couple hundred who are redundant.

For example, in our finance group, we started out with 67 employees - and basically all the finance people from all the companies, so that we could get our first quarter, Q3, and our first official quarter, Q4, - done exactly right. And we didn’t have any travel knowledge, but then we will skinny down that group.

And as a matter of fact, I showed you some dramatic cuts in the various groups, legal, etc., that’s actually our target. And right now, we’ve got some employees who are leaving at the end of this quarter and the end of next quarter. So those cost targets are there. We have…Lehi, is sort of like the Palo Alto of Salt Lake, and we’re in an expensive building. And we’re out of there. We moved out last week.

SunPower had, as I remember, 98 leases all over the United States, including multiple leases in Austin, Texas. We’re moving into one building. I don’t know which building that is yet. Linda DeJulio, our Chief Administrative Officer, is going to work with the people in Texas and pick it. I like co-location, but I don’t need five buildings in Austin, Texas, etc. And all of that’s just that’s going to roll over the year because you don’t get out of a lease right away. You typically have to sublease and then you go a couple of years and then then you get rid of it.

Okay. We’re working with a group called Ayna, A-Y-N-A. They are a spin out of McKinsey. They have spin out of the famous McKinsey group that operated out of Palo Alto, that worked with the solar industry, excuse me - silicon industry. I’ve had them do two jobs, one on my own company, Cypress.

They told people it was clear that Cypress wasn’t entirely run well. And I said that was crap, because I ran it. And then they proceeded to come in and find me $30 million a year that I could save. And most things had my fingerprint on it. We were paying too much for wafers in a certain company because the Spec was developed by a technology group that I was part of, and our Spec was special, and we didn’t follow the industry standard. And then we’re getting 30% premium because of that after three years.

So, they specialize in doing stuff like that. Because they were successful with me, I brought them into Enphase. The Enphase story is well known, how that thing turned around. So, we’ve got five or six of them working full time on every little corner. ‘Are you paying too much?’ ‘Do to have competitive bids?’ No, we didn’t. Have you looked at for example, kidding yourself and buying things cheaply in car retainers versus using distribution to kit and deliver a kit to the job? No, we hadn’t. And we actually had both systems in our company. They’ve analyzed that.

So, we’re really embryonic. I mean, we never reported our first quarter yet, and we have a lot of plans to cut costs that are done with the help of a professional group.

Sioban Hickie

We have the slide ready for you now. Okay.

T.J. Rodgers

I need to see it. How do I do that? Valeta? I’m trapped in my own pitch, and I need to see what they’re…I got it. I got it.

No, that’s T.J.’s pitch. I need to go back and see their picture. She’s going to show something and I’m going to talk about it. Okay. There it is.

Good. So, this is the graph. We’re in the dark line and it’s approximately from the time I joined. Is my arrow visible here? Is my arrow visible here?

Sioban Hickie

No, I don’t think so.

T.J. Rodgers

Okay. Thank you.

So, there are press releases there, - and you see term sheet Carlyle debt. So, you can see a big pop. a doubling of stock. When we sign the term sheet. You can see Tromp over on the side, so that was negative, etc.

So right now, relative to the solar industry, we’re doing well. People believe we’re doing the right stuff to succeed. And we are. I’ve had to argue over time, why I’m not really mean guy. We have to do this for investors. I give the lecture about how investors own us. We have a fiduciary responsibility to make money for them, and I sound like Adam Smith when I’m giving the lectures. But it’s taken root.

Is that the only side you’ve got? Sioban?

Sioban Hickie

Apologies.

T.J. Rodgers

Is that the only slide you have?

Sioban Hickie

Yes.

T.J. Rodgers

Okay. So, I want to point out right now the word ‘change’…look at what happened that day, two days after we won SunPower, won the \stalking horse judgement rule. So, you can see they’re covered in it. As long as we bring out good news periodically, which we will, at least we tend to, we’ll do okay. And cost cutting is part of that.

Okay. We can go back questions.

Sioban Hickie

Thank you.

I have one final question for you, T.J.

It appears you are close to creating another billion-dollar company. Do you see Complete Solar doing over a billion in annual revenue? And how soon could you achieve this?

T.J. Rodgers

So, this is - would you please commit suicide, on film, and make a promise you can’t keep. Meanwhile my lawyers have got their tape recorders turned on.

I have a slide I showed shareholders. You can go on our website and find that, because I don’t want to go through the rigmarole of finding a slide right now. But if we grow only at the rate that the solar market is expected to grow, we don’t take share.

And if we do revenue of $622 million, then two years later in 2028, we will have revenue of $900 million dollars.

Now, the next sentence is based on the $100 million going to $80 million that I told you about today, that $622 million is more likely, $480 million. And you have the same compound growth rate. I think that takes you up to $700 and change.

So, I see revenue if we grow at the average rate, without taking share, don’t acquire anybody, -that kind of stuff, - getting up $700 million.

Right now, if we’re going to do that…and I already showed you there are a bunch of companies are going to be on the market, they’re going to be buyable. …Actually, I like stocks, real stocks, - stocks trading on the stock exchange. And we’ll give you and your people an option, and then I’ll give you, Mr. Founder, some money for what you did. And then you can come on and be one of our one of our managers and VPs and run this thing. So, we have plans to grow like that.

Okay. Let me talk about $700 million in 2028. And you realize it’s not an @ss-pull, because I took what we’re really going to do this quarter, took a reduced version of 2025, and then applied an average solar growth rate to it.

So, let’s say it’s $700 million bucks at that point. If we get a multiple, the top solar companies get two times sales, I get $1.4 billion and then you’ve got 143 million shares that you heard earlier. Divide $1.4 billion by 143 million shares, is ten bucks. So that’s very doable. And I will have a new CEO when that happens. There will be an all-star CEO that we will get who will work for me directly until he or she understands how to run the place.

I’ve learned a huge amount in the last couple of years. I didn’t walk in knowing everything. I’ve really learned a huge amount. When I feel that person has learned a huge amount, I’ll go on the Board.

I’m 76, I’ll go back to hassling other CEOs. And so that’s my vision of the thing. It’s going to grow. I didn’t interrupt my life…I worked all but six Sundays for last year. Saturday is a given. That’s a gonner. I’ve gone to like only four movies in the last year.

So, I’ll go back to having my life back and I’ll bring in a president who is real. That’s my plan. You know, and oh by the way, - my plan then is to take my stock, which is that chunk of stock, and I’m going to donate it to charity because I’m giving away my money right now in big chunks to charities I really like. And then when I do that, I’ll do it at a high point in the stock, donate it to charity, and then I’ll get a tax credit on that. And I’ll never pay another penny in taxes in my life. If you want it on my plan, you got my plan – right there.

Sioban Hickie

Thank you, T.J. That wraps up all the questions we have for today. Did you wish to make any final comments?

T.J. Rodgers

Nope. As usual I’ve been too long winded. Thank you.

Sioban Hickie

Thank you, everyone. You may now disconnect.